Exhibit 10.1

RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT (this “Agreement”) is made effective as of the 20th     day of October, 2008 (the “Agreement Date”), by and between BankFinancial Corporation (the “Corporation”), BankFinancial, F.S.B. (the “Bank”), a federally chartered stock savings bank having its principal office at 21110 South Western Avenue, Olympia Fields, Illinois, and Robert J. O’Shaughnessy (the “Executive”).

WHEREAS, Executive is an officer of the Corporation and is also an officer of its wholly-owned subsidiary, the Bank (collectively, the “Employer”);

WHEREAS, Executive has advised Employer of his desire to retire from his employment and positions with them;

WHEREAS, Executive and Employer have developed a mutually acceptable method of accommodating Executive’s request, as set forth more fully in this Agreement;

WHEREAS, the Bank and Executive have previously entered into that certain Amended and Restated Employment Agreement dated May 6, 2008 (the “Employment Agreement”), which is attached hereto as Exhibit A, but Executive does not have an employment agreement with the Corporation;

WHEREAS, the Employment Agreement provides for certain payments (the “Severance Payments”) to be made to Executive in certain circumstances;

WHEREAS, the Severance Payments, or any payment or payments made in substitution thereof, may be subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, to the extent applicable or necessary, the parties wish to take advantage of Internal Revenue Service provided transition relief under Code Section 409A to change the time and form of the Severance Payments, and any payment or payments made in substitution thereof.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

Section 1. Termination of Employment and Employment Agreement. The Employment Agreement and Executive’s employment with Employer shall terminate effective at 11:59 p.m. Chicago Time on December 31, 2008 (the “Effective Time”).

Section 2. Incentive Bonus.

(a) As of the Effective Time, Executive shall become immediately and fully vested in his right to receive a 2008 annual incentive bonus in such amount as may be determined by the Corporation’s Board of Directors, in its sole discretion, provided that the amount of the incentive bonus shall be consistent, on a relative basis, with the Board of

Director’ determination of such bonuses for other executive officers of the Bank. The annual incentive bonus, if awarded, shall be paid at the same time and in the same manner as such bonuses for other executive officers of the Bank.

Section 3. Special Retirement Bonus and Release Payment.

(a) In recognition of Executive’s contribution to the Bank’s asset quality performance over an extended period of time during Executive’s tenure as the Bank’s Chief Credit Officer, and as separate supplemental consideration for the release of claims and waiver of rights provided for in of this Agreement, the Employer agrees to pay Executive a single lump sum in the amount of $120,000.00 on the first scheduled payroll date of Employer following the Effective Date (the “Retirement Bonus”); provided that Executive remains employed by the Employer through the Effective Time; provided further, however, that no such Retirement Bonus shall be payable to Executive if he revokes this Agreement prior to the Effective Date (as defined in Section 7 below) or if he fails to re-execute this Agreement on or after December 31, 2008, but not later than January 7, 2009.

(b) Executive acknowledges that the amounts payable pursuant to shall: (i) be paid only as set forth in ; and (ii) be subject to all applicable withholding and reporting requirements.

Section 4. Termination of Benefits. Except as otherwise provided for herein or in the Consulting Agreement dated the date hereof between the Corporation and Executive (the “Consulting Agreement”), Executive’s continued participation in all compensation and other benefit plans will cease at the Effective Time; provided that nothing contained herein shall limit or otherwise impair Executive’s right to receive pension, welfare or similar benefit payments which are vested before, at or as of the Effective Time under any applicable tax-qualified pension plan, welfare benefit plan or other tax-qualified or non-qualified benefit plans, pursuant and subject to the terms and conditions of the applicable plan, and provided further that all unvested stock options and all unvested shares of restricted stock that heretofore have been granted to Executive under the Corporation’s 2006 Equity Incentive Plan (the “EIP”) shall continue to vest subject to and in accordance with the terms and conditions of the EIP and the grant documents, and in his capacity as a consultant to the Corporation under the Consulting Agreement, shall be considered a “service provider” under Sections 1.3, 5.2(a) and 8.1(y) of the EIP.

Section 5. Non-Competition and Other Agreements. Executive acknowledges that Section 22 of the Employment Agreement expressly provides that certain of the terms and provisions of the Employment Agreement shall survive the termination of the Employment Agreement and Executive’s employment with the Bank, including the non-competition agreements set forth in Section 8(a) of the Employment Agreement. Executive and the Employer agree that nothing in this Retirement Agreement is intended to or shall alter or affect the survivability of such terms and provisions as specified in Section 22 of the Employment Agreement. Executive and Employer further agree that, effective at the Effective Time, Section 8(a) of the Employment Agreement shall be amended, without further notice or action on the part of either Executive or the Employer, to provide as follows:

“Non-Competition. Except as otherwise provided for in the Consulting Agreement between the Corporation and Executive, Executive shall not, during the Non-Competition Period (as hereinafter defined), directly or indirectly, and in any capacity, including as an individual for Executive’s own account, or as an employee, agent, independent contractor, consultant, officer, director, stockholder, owner or member of any association, corporation (whether for profit or not for profit), partnership (whether general or limited), limited liability company, trust, firm, any federal, state or local government, agency, commission, board, district or body politic, any other registered or legal entity of any type (each a “Legal Entity”), or as an employee, agent, independent contractor or consultant of or for any person, compete with the Employer in any of the following lines of business: the business of originating or purchasing loans, leases and payment streams thereunder, accepting deposits, selling or providing insurance, securities, financial planning, and asset management products and services, accepting referrals of any of the foregoing, and other business contracts, relationships or activities of the Employer and any Affiliate (as defined below) of the Employer (collectively, “Banking Business”) from a place that is located within five (5) miles of a place where the Employer or any Affiliate maintains a branch, office or other place of business, or has filed a regulatory notice or application to establish a branch, office or other place of business (collectively, the “Restricted Area”). The term “Non-Competition Period” shall mean a period of twenty-four (24) months commencing on the Termination Date or, if earlier, such other date as his employment with the Employer terminates. Notwithstanding the foregoing or anything to the contrary herein, Executive shall be entitled to engage in the practice of loan consulting and review during the Non-Competition Period and the foregoing restrictions shall not apply to any activities in which Executive engages that are within the scope of Executive’s practice of loan consulting and review; provided, however, that this exception shall not apply to allow Executive to provide or engage in the practice of loan consulting and review during the Non-Competition Period with respect to any of the following four organizations or their affiliates: (i) MB Financial, Inc., (ii) PrivateBancorp, Inc., (iii) First Midwest Bancorp, Inc. and (iv) Midwest Banc Holdings, Inc. The term “Affiliate” means, for all purposes of this Agreement, any Legal Entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Employer. The following Legal Entities are Affiliates of the Employer as of the Agreement Date: Financial Assurance Services, Inc.; SXNB Corporation (an Illinois corporation in dissolution); Success Bancshares, Inc. (a Delaware corporation in dissolution); and BF Asset Recovery Corporation.”

Executive and Employer further agree that, effective at the Effective Time, Section 8(f) of the Employment shall be deleted from the Employment Agreement in its entirety.

Section 6. Release of Claims and Waiver of Rights. In consideration of the payment set forth in Section 3 of this Agreement, Executive, on Executive’s own behalf and that of Executive’s heirs, executors, attorneys, administrators, successors and assigns, fully releases and discharges the Employer, its parent companies, predecessors, successors, subsidiaries, Affiliates, assigns and all related entities of any kind or nature, and its and their directors, officers, trustees, employees, and agents whether in their individual or official capacities and the current and former trustees or administrators of any retirement or other benefit plan applicable to the employees or former employees of the Employer, in their official and individual capacities from any and all liability, claims and demands, including but not limited to, claims, demands or actions arising under the Employer’s policies and procedures, whether formal or informal, United States or State of Illinois Constitutions; the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Illinois Human Rights Act; the Employee Retirement Income Security Act of 1974, as amended; the Age Discrimination in Employment Act; Executive Order 11246; and any other federal, state or local statute, ordinance or regulation with respect to employment, and in addition thereto, from any other claims, demands or actions with respect to Executive’s employment with the Employer or other association with the Employer through the Effective Date, including, but not limited to, the termination of Executive’s employment with the Employer, any right of payment for disability or any other statutory or contractual right of payment or any claim for relief on the basis of any alleged tort or breach of contract under the common law of the State of Illinois or any other state, including, but not limited to, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, and negligence. Executive represents that Executive has not assigned or filed any claim, demand, action or charge against the Employer, any of its parent companies, any of its subsidiaries or affiliates, or any of its related entities of any kind or nature.

Section 7. Representations by Executive. Executive warrants that he has not relied on any statements or explanations made by the Employer or its attorney other than the terms of this Agreement. Executive agrees that he shall re-execute this Agreement on or after December 31, 2008 but not later than January 7, 2009, and that no payments shall be made to Executive hereunder unless Executive re-executes this Agreement within such time period. Moreover, Executive acknowledges that he has been afforded the opportunity to be advised by legal counsel regarding the terms of this Agreement, including the release of all claims and waiver of rights set forth in . Executive acknowledges that Executive has been offered at least twenty-one (21) days to consider this Agreement. After being so advised, and without coercion of any kind, Executive freely, knowingly, and voluntarily enters into this Agreement. Executive further acknowledges that Executive may revoke this Agreement within seven (7) days after Executive has signed this Agreement and further understands that this Agreement shall not become effective or enforceable until seven (7) days after Executive has signed this Agreement as evidenced by the date set forth below Executive’s signature (each such date, the “Effective Date”). Any revocation must be in writing and delivered to the principal headquarters office of the Employer, Attention: Chief Executive Officer and General Counsel, with a copy concurrently so delivered to General Corporate Counsel to the Employer, Barack Ferrazzano Kirschbaum & Nagelberg LLP, 200 West Madison Street, Suite 3900, Chicago, Illinois 60606, to the joint attention of Edwin S. del Hierro and Donald L. Norman, Jr. If sent by mail, any revocation must be postmarked within the seven (7)-day period and sent by certified mail, return receipt requested. In addition, Executive represents that Executive shall, no later than December 31, 2008, return all property of the Employer that is in Executive’s possession, custody or control, including all documents, records and tangible property that are not publicly available and reflect, refer or relate to the Employer or the Employer’s business affairs, operations or customers, and all copies of the foregoing.

Section 8. Non-Disparagement. Executive agrees that, at all times following the signing of this Agreement, Executive shall not engage in any vilification of the Employer nor any Affiliate nor its and their directors, officers, employees and agents, and shall refrain from making any false, negative, critical, or disparaging statements, implied or expressed, concerning the Employer and any Affiliate and its and their directors, officers, employees and agents, including, but not limited to, management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. Executive further agrees to do nothing that would damage the Employer’s and its Affiliates’ business reputations or good will.

Section 9. No Admissions. The Employer denies that it or any of its employees or agents has taken any improper action against Executive, and Executive agrees that this Agreement shall not be admissible in any proceeding as evidence of improper action by the Employer or any of its employees or agents.

Section 10. Confidentiality. Executive and the Employer agree to keep the existence and the terms of this Agreement confidential, except for Executive’s immediate family members or their legal or tax advisors in connection with services related hereto and except as may be required by the federal securities laws or other applicable law or in connection with the preparation of tax returns.

Section 11. Non-Waiver. The Employer’s waiver of a breach of this Agreement by Executive shall not be construed or operate as a waiver of any subsequent breach by Executive of the same or of any other provision of this Agreement.

Section 12. Governing Law. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the internal laws of the State of Illinois, without regard or reference to any principles of conflicts of law of the State of Illinois, except to the extent that such internal laws are preempted by the laws of the United States or the regulations of the OTS or any other agency of the United States.

Section 13. Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the matters provided for herein, and shall be final and binding as to all claims that have been or could have been advanced on behalf of Executive pursuant to any claim arising out of or related in any way to Executive’s employment with the Employer and the termination of that employment.

Section 14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. Facsimile transmission of any executed original document shall be deemed to be the same as the delivery of the executed original.

Section 15. Dispute Resolution.

(a) Arbitration. Except for claims, cases or controversies based on or arising out of “Section 8 Claims” (as defined in the Employment Agreement), all claims, cases or controversies arising out of or in connection with either this Agreement, Executive’s employment with the Employer or the termination or cessation of such employment (collectively, “Employment Claims”), whether asserted against the Employer, an Affiliate, and/or an officer, director or employee of the Employer or an Affiliate, and whether based on this Agreement or existing or subsequently enacted or adopted statutory or common law doctrines, shall be finally settled by arbitration conducted by JAMS Endispute or a successor entity (“JAMS”) in Chicago, Illinois, in accordance with the then applicable Employment Arbitration Rules and Procedures of JAMS, or in the event JAMS or a successor in interest of JAMS no longer provides arbitration services, by the American Arbitration Association or a successor entity (the “AAA”) in accordance with its then applicable National Rules for the Resolution of Employment Disputes. The costs and fees imposed by JAMS or the AAA for conducting such arbitration shall be borne equally by Executive and the Employer unless the arbitrator determines otherwise. The award rendered by the arbitrator(s) shall be final and binding upon Executive, the Employer and any other parties to such proceeding, and may be entered and enforced as a judgment in any court of competent jurisdiction. The Employment Claims subject to arbitration hereunder shall include, but shall not be limited to, those arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, including the amendments of the Civil Rights Act of 1991, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the law of contract, the law of tort, and other claims under federal, state or local statutes, ordinances and rules or the common law. Executive and the Employer acknowledge that by agreeing to arbitration they are relinquishing all rights they have to sue each other for Employment Claims that do not constitute Section 8 Claims and any rights that they may have to a jury trial on Employment Claims that do not constitute Section 8 Claims.

(b) Section 8 Claims. All Section 8 Claims shall be brought, commenced and maintained only in a state or federal court of competent jurisdiction situated in the County of Cook or the County of DuPage, State of Illinois. Executive and the Employer each hereby (i) consents to the exercise of jurisdiction over his or its person and property by any court of competent jurisdiction situated in the County of Cook or the County of DuPage, State of Illinois for the enforcement of any claim, case or controversy based on or arising under Section 8 of the Employment Agreement; (ii) waives any and all personal or other rights to object to such jurisdiction for such purposes; and (iii) waives any objection which it may have to the laying of venue of any such action, suit or proceeding in any such court.

Section 16. Miscellaneous. The headings used in this Agreement are for convenience only, shall not be deemed to constitute a part hereof, and shall not be deemed to limit, characterize or in any way affect the construction or enforcement of the provisions of this Agreement. Wherever from the context that it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural and the pronouns stated in either the masculine, feminine or the neuter gender shall include the masculine, feminine and neuter, and the words “include,” “includes” and “including” shall mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. The subject matter and language of this Agreement have been the subject of negotiations between the parties and their respective counsel, and this Agreement has been jointly prepared by their respective counsel. Accordingly, this Agreement shall not be construed against either party on the basis that this Agreement was drafted by such party or its counsel. This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs and personal representatives and the Employer and its successors, representatives and assigns.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the dates set forth below.

BANKFINANCIAL CORPORATION

Date:
By:
Title:

BANKFINANCIAL, F.S.B.

Date:
By:
Title:

Date:
ROBERT J. O’SHAUGHNESSY

Re-executed this day of January, 2009

ROBERT J. O’SHAUGHNESSY

Exhibit A

[BankFinancial, F.S.B. Amended and Restated Employment Agreement]